EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of 7th day of July, 2008 (the "Effective Date"),

BETWEEN:

MABCURE INC., a corporation organized under the laws of the State of Nevada, having an office at 3702 South Virginia Street, Suite #G12 - 401, Reno, Nevada 89502, USA

(the "Company")

AND:

DR. ELI ORR, an individual having an address at 23 Greenhill Road, Leicester LE2 3DN, England

(the "Executive")

WHEREAS:

A.	The Company is engaged in the business of developing and manufacturing products for cancer detection and therapy (the "Business"); and

B.

In connection with an intellectual property purchase agreement dated January 10, 2008 between the Company, Indigoleaf Associates Ltd. and Dr. Amnon Gonenne (the "Purchase Agreement"), the Company wishes to employ the Executive and the Executive has agreed to provide his services to the Company upon the terms and conditions provided herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the representations, warranties, covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
NATURE OF EMPLOYMENT

1.1        Position. The Company does hereby employ the Executive in the position of Chief Scientific Officer, and the Executive does hereby accept such employment by the Company, all upon and subject to the terms and conditions of this Agreement.

1.2        Duties and Functions. The Company and the Executive agree that the Executive shall be responsible to and shall report to the President and Chief Executive Officer of the Company. The President and Chief Executive Officer may vary the conditions, duties and functions of the Executive's employment from time to time according to the Company's operational and other needs provided that his duties shall reasonably reflect the Executive's position with the Company as set forth herein. The Executive shall use his reasonable best efforts to produce timely and good quality work, while acting always in a competent, trustworthy and loyal manner. The Executive agrees to carry out, using his reasonable best efforts and in a manner that shall promote the interests of the Company, such duties and functions as the President and Chief Executive Officer may request from time to time, including, but not limited to, the following:

(a)	develop and implement the Company’s long-term technical strategy and vision, which includes providing overall strategic direction to the R&D organization;

(b)	oversee the development and direction of research aimed at improving current products and generating new products and services;

(c)	identify new cancer detection and therapy technologies, issues and opportunities through linkages with universities and other institutions and recommend courses of action;

(d)	identify niche opportunities and support new market creation;

(e)	manage R&D budget and activities;

(f)	coordinate solutions/technical efforts across the enterprise;

(g)	conduct independent "peer reviews";

(h)	guide development and management of the Company’s patents and other intellectual property;

(i)	steward the development of technical skills in research staff; and

(j)

carry out supervisory responsibilities in accordance with the Company’s policies and applicable laws, including, but not limited to, interviewing, hiring and training employees; planning, assigning and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

The Executive shall always act in accordance with any decision of, and obey and carry out all lawful orders given to him by the President and Chief Executive Officer of the Company and the board of directors of the Company (the "Board"); and the Executive acknowledges that any such decision or order may limit, restrict or remove any powers or discretions which might otherwise have been exercised by the Executive. The Executive acknowledges that the

Company may, at its option, appoint additional executives from time to time; provided, however, that the appointment of such additional executives shall not unreasonably diminish the Executive’s responsibilities as the Chief Scientific Officer of the Company.

1.3        Full Time Position. Unless prevented by ill health, the Executive shall, during the term hereof, devote his full business time and his care and attention to the Business of the Company.

1.4        Securities Laws. The Executive acknowledges that he is undertaking an executive position with the Company, which is a public company. The Executive agrees to abide by and comply with all securities laws, regulations and rules and all stock exchange rules and policies, as may be applicable from time to time. In particular, and without limiting the generality of the foregoing, the Executive agrees that he shall comply with all applicable securities legislation and regulatory policies applicable to the Company and the Executive, as may be applicable from time to time, including, but not limited to, United States securities laws (in particular, Regulation FD) and the policies of the United States Securities and Exchange Commission (the "SEC").

1.5        Term of Agreement. The employment of the Executive hereunder shall commence on the Effective Date and shall continue for so long as the Executive is employed by the Company, subject to termination as provided for in this Agreement.

ARTICLE 2
EXECUTIVE COMPENSATION

2.1        Salary. The Company shall pay to the Executive, subject to the Executive being an employee in good standing of the Company, in 24 equal instalments payable semi-monthly in arrears, an aggregate annual salary of US$140,000, subject to deductions required to be made by the Company by all applicable legislation, including, but not limited to, all tax returns and payments required to be filed or made to any federal, state or local tax authority with respect to the Executive’s employment hereunder and receipt of compensation hereunder. At the sole discretion of the Board, upon the completion of the Executive’s first year of employment and each year thereafter, the Board shall review the Executive’s annual salary and shall adjust it for any erosion of income caused by inflation. In addition, adjustments shall be made at the sole discretion of the Board, to reflect the Executive’s contribution to the Company, when appropriate.

2.2        Bonus. The Company and the Executive agree that the Executive shall be eligible to receive an annual discretionary bonus based upon the performance of the Executive and that of the Company. The evaluation criteria shall be determined by the Board at its sole discretion.

2.3        Benefits. Subject to: (i) the approval by the Board, at its sole discretion, of the Executive’s participation in the various plans from time to time; (ii) the terms of the various plans in effect with the Company from time to time; (iii) the Executive taking the necessary steps to ensure that the Executive (and, where applicable, the Executive's eligible dependents)

are properly registered under the plans; and (iv) the payment of costs payable by the Executive where applicable, the Company and the Executive agree that the Executive shall be eligible to receive additional benefits to the Executive during the Executive's employment hereunder, including:

(a)

entitlement to participate in all employee benefit programs and plans, made available to other salaried employees of the Company, including, profit sharing, pension, short and long-term disability insurance, hospital, major medical insurance and group life insurance plans; and

(b)	entitlement to participate in the Company’s stock option plan.

2.4        Vacation. The Executive shall be entitled to four (4) weeks vacation per calendar year. Vacation time shall be taken by the Executive at such times so as to minimize the disruption to the Business and affairs of the Company.

2.5        Expenses. The Company agrees to pay or promptly reimburse the Executive for, in advance if requested by the Executive, the reasonable travelling, entertainment, telephone and other expenses actually and properly incurred by the Executive in connection with the provision of services by the Executive hereunder that are approved by the Company. Such payment of or reimbursement for expenses shall be subject to the Executive keeping proper accounts and furnishing to the Company within 60 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense in such form as may be reasonably requested by the Company.

ARTICLE 3
TERMINATION OF EMPLOYMENT

3.1        Termination by Executive. The Executive may terminate his employment hereunder upon giving the Company 90 days written notice of the effective date of his resignation. On receiving such notice, the Company may elect to pay the Executive salary (and all related benefits owing to the Executive for such period) in lieu of working during the notice period, in which case the termination shall be effective immediately.

3.2        Termination by the Company. The Company may terminate the Executive's employment hereunder upon giving the Executive: (i) 90 days prior written notice of the effective date of the termination; or (ii) salary (and all related benefits owing to the Executive for such period) in lieu thereof. In the event of the termination of the Executive’s employment hereunder by the Company, the Executive shall be entitled to one (1) month’s salary for each full year that the Executive was employed by the Company, in addition to any notice period (or payment in lieu thereof) provided for hereunder.

3.3        Salary in Lieu of Notice. The Executive agrees that if the Company elects to pay salary (and all related benefits) owing to the Executive for such period in lieu of notice, the Executive's employment may be terminated immediately. The Executive further agrees that in the case of any termination of employment, the Executive shall not be entitled to any notice or payments in excess of those specified in Section 3.2 above.

3.4        Termination for Cause. Notwithstanding Section 3.2 hereof, the Company may terminate the Executive's employment for cause (defined as: (i) the continued failure by the Executive to substantially perform his duties according to the terms of hereof (other than any such failure resulting from the disability (defined as the inability of the Executive to perform the material and substantial duties in respect of the services to be provided hereunder on a full-time basis for a period of four (4) consecutive weeks during the term hereof) of the Executive) after the Company shall have given the Executive reasonable notice in writing of such failure and a reasonable opportunity, of not less than 30 days, to correct same; (ii) the conviction of the Executive for embezzlement, theft, fraud or other criminal offence; (iii) the breach by the Executive of a fiduciary duty owed to the Company; or (iv) the breach by the Executive of any confidentiality or non-competition agreement of undertaking of the Executive) without notice or payment.

3.5        Fiduciary Duty. The Executive acknowledges that he is undertaking a position of authority and responsibility with the Company and as such he shall acquire and develop unique and valuable contacts, skills and talents during the term of his employment with the Company. The Executive furthermore acknowledges that as one of the Company's principal representatives, he shall have primary responsibility for developing the loyalty and goodwill of the Company's employees and customers. Accordingly, during the term of this Agreement and for a period of 12 months after the Executive ceases to be an employee of the Company, for any reason whatsoever, the Executive agrees to conduct himself in such manner as shall not breach any fiduciary duty he may owe to the Company at such time. In particular, and without limiting the generality of the foregoing, during the term of this Agreement and for a period of 12 months after the Executive ceases to be an employee of the Company, for any reason whatsoever, unless expressly consented to by the Company in advance by writing, the Executive shall not solicit or entice, or attempt to solicit or entice, either directly or indirectly, any supplier, contractor, consultant, employee, customer, investor or prospective investor of the Company, as at the date of termination of this Agreement, to become a supplier, contractor, consultant, employee, customer, or investor of any business or enterprise that directly competes with the Business of the Company, as conducted by the Company from time to time during the term of this Agreement or any extension thereof.

3.6        Remedies. The parties hereto acknowledge and agree that any violation or threatened violation by the Executive of any of the provisions contained in Section 3.5 shall result in immediate and irreparable damage to the Company and that the Company could not adequately be compensated for such damage by monetary award alone. Accordingly, the Executive agrees that in the event of any such violation or threatened violation, the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled as a matter of right to apply to such relief by way of restraining order, temporary or permanent injunction and to such other relief as any court of competent jurisdiction may deem just and proper.

3.7        Exit Interview. In the event of termination of employment by either party, the Executive shall meet with the President and Chief Executive Officer for an interview. At that time, the Executive shall deliver up to the President and Chief Executive Officer all documents in the Executive's possession including all notes, graphs, publications, data and other materials obtained or produced by the Executive during his employment, including, without limitation, those bearing Confidential Information as defined in Section 4.2 hereof.

3.8        Survival of Terms. The representations, warranties, covenants, agreements, obligations and liabilities of the Executive under any and all of Sections 1.4, 3.5, 4.1, 4.3 and 4.4 of this Agreement shall survive any expiration or termination of this Agreement. Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

3.9        Reasonable Restrictions. The Executive agrees that all restrictions in this Article 3 are reasonable and valid, and all defences to the strict enforcement thereof by the Company are hereby waived by the Executive.

ARTICLE 4
CONFIDENTIALITY AND INTELLECTUAL PROPERTY

4.1        Confidentiality. The Executive understands and agrees that, in the performance of the Executive's obligations under this Agreement, the Executive shall obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or of any of its subsidiary or affiliated companies. The Executive agrees that the Executive shall not, without the prior written consent of the President and Chief Executive Officer of the Company, either before or after termination of this Agreement:

(a)

use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

(b)

publish any article with respect thereto: provided, however, that the Executive shall be entitled to publish articles in recognized scientific and peer reviewed journals with respect to the Confidential Information with the prior written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding any other provision hereof, if a proposed article contains Confidential Information that is not reasonably protected, in whole or in part, by a patent, then the Company may withhold its consent to the publication of the article by the Executive; or

(c)	except in providing the services hereunder, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

4.2        Definition of Confidential Information. In this Agreement, "Confidential Information" means any information or knowledge including, but not limited to, any formula, pattern, design, system, program, device, software, plan, budgets, costs, customer information, results of operations, process, know how, research, discovery, strategy, method, idea or compilation of information that: (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies) or to any inventions or results from its or their research and/or development activities; (ii) is private or confidential in that it is not generally known or available to the public; or (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it; provided, however, that Confidential Information shall not include any information or knowledge that: (i) was rightfully known to the Executive prior to the commencement of his employment with the Company; (ii) shall have become generally available to the public, except as a result of any breach of this Agreement by the Executive; or (iii) is lawfully disclosed to the Executive by third parties that have no obligation of confidentiality, without restrictions as to use or disclosure, to the Company.

4.3        Inventions and Patents. In the event the Executive contributes to any patentable invention as a result of his employment with the Company, any such patentable invention shall be the exclusive property of the Company and the Company shall have the exclusive right to file patent applications in the name of the Company in connection therewith and the Executive shall cooperate with the Company and provide all necessary assistance in the filing and prosecution of such patent applications.

4.4        Copyrights. The Executive hereby assigns to the Company all copyrights and similar rights in all works created by the Executive in whole or in part in the course of his employment with the Company.

4.5        Injunctive Relief. The Executive acknowledges that any unauthorized disclosure or use of Confidential Information by the Executive may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of confidential information by the Executive.

ARTICLE 5
CONFLICT OF INTEREST

5.1        Disclosure of Conflicts of Interest. To the extent of his reasonable knowledge, from time to time, the Executive shall promptly, fully and frankly disclose to the Company in writing:

(a)

the nature and extent of any interest the Executive, or any of his Associates, has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company;

(b)

every office the Executive, or any of his Associates, may hold or acquire, and every property the Executive or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the duties and obligations of the Executive under this Agreement; and

(c)	the nature and extent of any conflict referred to in Paragraph 5.1(a) or (b) above.

In this Agreement, the expression "Associate" shall mean: (i) a corporation of which that person beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all shares of the corporation for the time being outstanding carrying voting rights that are at that time capable of being exercised; (ii) a partner of that person; (iii) a trust or estate in which that person has a substantial beneficial interest or for which that person serves as trustee or in a similar capacity; (iv) a spouse, son or daughter of that person; or (v) a relative of that person or of his spouse, including the parents, brothers and sisters.

5.2        Avoidance of Conflicts of Interest. The Executive shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way reasonably conflict or interfere with this Agreement or the duties and obligations of the Executive under this Agreement or that would otherwise prevent the Executive from performing the services hereunder, and the Executive hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

ARTICLE 6
GENERAL

6.1        Interpretation. If the sense or context of this Agreement so requires, the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa. In this Agreement "herein", "hereby", "hereunder", "hereof", "hereto" and words of similar import, refer to this Agreement as a whole and not to any particular Section or part of this Agreement. The headings and captions of Sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement. All sums of money set forth in this Agreement are expressed in United States dollars.

6.2        Benefit of Agreement. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and assigns of the Company, respectively.

6.3        Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are not representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

6.4        Waivers. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.5        Assignment. This contract being a contract of personal services, it is hereby agreed that neither party hereto may assign his or its rights or obligations under this Agreement, in whole or in part.

6.6        Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.7        Notices. Any demand, notice or other communication under this Agreement in connection herewith shall be sufficiently given:

(a)

by the Company to the Executive, if delivered personally to the Executive, or if delivered or sent by prepaid registered mail to the Executive, as the case may be, at the address of the intended recipient shown on the first page of this Agreement; and

(b)

by the Executive to the Company, if delivered personally to the President and Chief Executive Officer of the Company or if delivered or sent by prepaid registered mail to the Company at the address of the Company shown on the first page of this Agreement addressed to the attention of the President and Chief Executive Officer.

Any party may change their address for notices by giving notice in writing of such change to the other parties hereto as provided above. Any notice or communication shall be deemed to have been given, if delivered as aforesaid, when delivered, and if mailed in Canada as aforesaid, on the fourth business day after the date of mailing.

6.8        Further Assurances. Each party hereto shall, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.9        Arbitration. Should there be a disagreement or a dispute between the parties hereto with respect to this Agreement or the interpretation thereof, the same shall be referred to a single arbitrator who is a member of the American Arbitration Association whose identity shall be acceptable to both parties, and the determination of such arbitrator shall be final and binding upon the parties. The Arbitration shall be conducted in compliance with the rules of the American Arbitration Association and shall take place in New York, New York.

6.10      Electronic Means. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

6.11      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

6.12      Copy of Agreement. The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Company.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

MABCURE INC.

Per:        /s/ Yapp Moi Lee
               Authorized Signatory

SIGNED, SEALED and DELIVERED by	)
DR. ELI ORR in the presence of:	)
)
/s/ Ralphael Yahel	)
Signature	)
Ralphael Yahel	)	/s/ Elisha Orr
Print Name	)	DR. ELI ORR
50 Burla St. Tel Aviv 69364, Israel	)
Address	)
)
Scientist	)
Occupation	)
)